Exhibit 10.2

Letter of Undertaking on Stabilizing the Company’s Stock Price

Whereas Xinjiang Daqo New Energy Co., Ltd (hereinafter referred to as the “Issuer”) intends to apply for an initial public offering and listing of its shares on the SSE STAR Market (hereinafter referred to as the “IPO”), Daqo New Energy Corp. (hereinafter referred to as the “Company”), as the controlling shareholder of the Issuer, hereby makes the following undertakings:

1. Within three years after the IPO, if the closing prices of the Issuer’s stock for 20 consecutive trading days are lower than the Issuer’s latest audited net assets per share (if, after the latest benchmark audit date, the Issuer’s net assets change due to dividend distribution, capitalization from capital reserve, issuance of additional shares, or rights issues, the net assets per share shall be adjusted accordingly), and the Issuer also meets the regulatory requirements for any changes in equity (such as share repurchases and increases in share capital), the Issuer and the related parties shall, in accordance with the stock price stabilization plan reviewed and approved by the Issuer’s board of directors and at a shareholders’ meeting, take one or more of the following measures to stabilize the Issuer’s stock price in the following order:

(1) The Issuer repurchases its stock;

(2) The controlling shareholder of the Issuer increases its shareholding in the Issuer;

(3) The Issuer’s directors (excluding independent directors and directors who do not receive remuneration from the Issuer) and senior management members increase their shareholding in the Issuer.

2. If the measures triggered to stabilize the Issuer’s stock price require the Issuer’s controlling shareholder to increase its shareholding in the Issuer, the Company will do so unconditionally in accordance with the Issuer’s stock price stabilization plan. If the Company fails to fulfill the obligation to increase its shareholding, within five business days from the date when the relevant undertaking is violated, the Company shall cease to receive any dividends from the Issuer and shall not dispose of its shares in the Issuer until it takes the corresponding measures to increase its shareholding in the Issuer and consummates the increase in accordance with its undertakings.

This letter of undertaking takes effect upon being signed by the Company.

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DAQO NEW ENERGY CORP.

By:	/s/ Longgen Zhang
Name:	Longgen Zhang
Title:	Director and Chief Executive Officer
Date:	September 7, 2020